UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 7, 2016 (September 6, 2016)

American Realty Capital – Retail Centers of America, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-55198	27-3279039
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue, 14th Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices) Registrant's telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Merger Agreement

On September 6, 2016, American Realty Capital – Retail Centers of America, Inc. (the “Company”) and its operating partnership, American Realty Capital Retail Operating Partnership, L.P. (the “Company OP”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with American Finance Trust, Inc. (the “Parent”), American Finance Operating Partnership, L.P. (the “Parent OP”) and Genie Acquisition, LLC, a Delaware limited liability company and wholly owned subsidiary of the Parent (“Merger Sub”).

The Merger Agreement provides for (a) the merger of the Company with and into the Merger Sub (the “Merger”), with the Merger Sub surviving as a wholly owned subsidiary of the Parent and (b) the merger of the Company OP with and into the Parent OP (the “Partnership Merger”, and together with the Merger, the “Mergers”). A special transaction committee consisting solely of independent members (the “Special Committee”) of the board of directors of the Company (the “Board”) unanimously recommended approval of the Merger, the Merger Agreement, and the transactions contemplated by the Merger Agreement. The Board, based on the unanimous recommendation of the Special Committee, determined that the Merger, the Merger Agreement, and the other transactions contemplated by the Merger Agreement were advisable and in the best interests of the Company, approved the Merger and the other transactions contemplated by the Merger Agreement directed that the Merger be submitted for consideration at a meeting of the Company’s stockholders and recommended that the Company’s stockholders vote to approve the Merger.

Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Mergers (the “Effective Time”), each outstanding share of common stock of the Company, $0.01 par value per share (“Company Common Stock”) (including any restricted shares of Company Common Stock (“Company Restricted Stock”), Company Common Stock issued upon the exercise of a stock option of the Company and fractional shares, but excluding shares owned by the Parent, the Merger Sub or any of their respective subsidiaries), will be converted into the right to receive (x) a number of shares of common stock of the Parent, $0.01 par value per share (the “Parent Common Stock”) equal to 0.385 shares of Parent Common Stock (the “Stock Consideration”) and (y) cash from the Parent, in an amount equal to $0.95 per share (the “Cash Consideration,” and together with the Stock Consideration, the “Merger Consideration”). In addition, at the effective time of the Partnership Merger (the “Partnership Merger Effective Time”), (i) each unit of partnership interest of the Company OP designated as an OP Unit issued and outstanding immediately prior to the Partnership Merger Effective Time (other than those held by the Company as described in clause (ii) below) will automatically be converted into 0.424 validly issued units of limited partnership interest of the Parent OP (the “Partnership Merger Consideration”); (ii) each unit of partnership interest of the Company OP designated as either an OP Unit or a GP Unit held by the Company and issued and outstanding immediately prior to the Partnership Merger Effective Time will automatically be converted into 0.385 validly issued units of limited partnership interest of the Parent OP; (iii) each unit of partnership interest of the Company OP designated as a Class B Unit held by American Realty Capital Retail Advisor, LLC (the “Advisor”) and a sub-advisor issued and outstanding immediately prior to the Partnership Merger Effective Time will be converted into the Partnership Merger Consideration and (iv) the interest of American Realty Capital Retail Advisor, LLC, the special limited partner of the Company OP (the “Company SLP”), in the Company OP will be redeemed for a cash payment, to be determined in accordance with the existing terms of the Company OP’s agreement of limited partnership. Based on the per share value of the Parent Common Stock issuable in the transaction (using the Parent’s published estimated per share NAV as of December 31, 2015 of $24.17) and the cumulative distributions through June 30, 2016, the redemption payment would have been approximately $3.3 million if the transaction had been consummated on June 30, 2016. The actual redemption payment will be computed on the date of consummation of the transaction.

The Merger Agreement further provides that immediately prior to the Effective Time, any issued and outstanding Company Restricted Stock will fully vest and have the right to receive the Merger Consideration.

The completion of the Merger is subject to various conditions, including, among other things, approval of the Merger and the other transactions contemplated by the Merger Agreement by the affirmative vote of not less than a majority of the votes cast by the holders of the Parent’s Common Stock entitled to vote at the special meeting, the approval of the Merger by the affirmative vote of holders of a majority of the Company’s Common Stock (“Company Stockholder Approval”) and the approval of Parent Common Stock for listing on the New York Stock Exchange, although the Parent Common Stock is not required to be listed upon the Effective Time. Moreover, each party’s obligation to consummate the Mergers is subject to certain other conditions, including the accuracy of the other party’s representations and warranties (subject to customary qualifications) and the other party’s material compliance with its covenants and agreements contained in the Merger Agreement, including, among other things, the obligation to prepare and file a registration statement on Form S-4 to register the offer and sale of shares of Parent Common Stock to be issued pursuant to the Merger Agreement.

The Company and the Parent have made certain customary representations and warranties and covenants for transactions of this type, including with respect to the conduct of business by each of the Company and the Parent prior to the closing. Notably, under the terms of the Merger Agreement, the Company, its subsidiaries and their respective representatives may initiate, solicit, provide information and enter into discussions concerning proposals relating to alternative business combination transactions until October 21, 2016 (the “Go Shop Period End Time”). Following the Go Shop Period End Time, certain covenants prohibiting the Company, its subsidiaries and their respective representatives from initiating, soliciting, providing information or entering into discussions concerning proposals relating to alternative business combination transactions will apply, subject to certain limited exceptions. If, however, following the Go Shop Period End Time, but before receipt of the Company Stockholder Approval, the Company or any of its subsidiaries or their respective representatives receives a bona fide acquisition proposal, which does not violate certain timing covenants regarding initiation and solicitation of offers, the Company may (a) furnish certain non-public materials (subject to limitations and confidentiality arrangements) to the person who made the acquisition proposal, (b) participate in negotiations regarding the acquisition proposal, and (c) disclose to the stockholders of the Company any information required to be disclosed under applicable law.

The Merger Agreement provides that, in connection with the termination of the Merger Agreement under specified circumstances, including following a breach by the non-terminating party or a change in recommendation of the non-terminating party, one party may be required to pay to the other a termination fee equal to approximately $25.6 million. However, if the Merger Agreement is terminated in connection with the Company entering into or recommending a superior acquisition proposal with a bidder made prior to the Go Shop Period End Time and entered into on or before the date that is 15 days following the end of the Go Shop Period End Time, the termination fee payable by the Company to the Parent will be equal to approximately $5.1 million, plus an expense reimbursement up to $5 million. These termination fees represent the applicable party’s sole and exclusive remedies with respect to matters giving rise to the termination event, other than in the case of a willful and material breach of the Company’s non-solicitation covenants.

In connection with the Merger Agreement, the Advisor, as the Company’s former property manager and leasing agent, assigned the Company’s existing property management agreement (the “Company Property Management Agreement”) and existing leasing agreement (the “Company Leasing Agreement”) to the Parent’s property manager, American Finance Properties, LLC (the “Property Manager”), in respect of (1) the properties owned by the Company prior to the Merger and (2) any existing anchored, stabilized core retail properties, such as power centers and lifestyle centers, acquired by the Parent after the Effective Time and during the term of the Company Property Management Agreement and the Company Leasing Agreement (collectively, the “Company Properties”). The Parent’s advisor intends to utilize Lincoln Property Company as the service provider with respect to properties covered under these agreements. The Company Property Management Agreement and the Company Leasing Agreement will become effective subject to and only at the Effective Time and will be of no force or effect in the event the Merger Agreement is terminated prior to the Merger being consummated.

In connection with the Merger Agreement, the Company Property Management Agreement and the Company Leasing Agreement, the Parent entered into an amended and restated property management and leasing agreement (the “Property Management Agreement”) with the Property Manager in respect of (1) the properties owned by the Parent prior to the merger, and (2) any double- and triple-net leased single tenant properties acquired by the Parent after the Effective Time and during the term of the Property Management Agreement (collectively, the “Parent Properties” and together with the Company Properties, the “Properties”). The Property Management Agreement will become effective at the Effective Time and will be of no force or effect in the event the Merger Agreement is terminated prior to the Merger being consummated.

The Company Property Management Agreement provides that the Property Manager will be entitled to a management fee equal to 4% of the gross rental receipts from the Company Properties, including common area maintenance reimbursements, tax and insurance reimbursements, percentage rental payments, utility reimbursements, late fees, vending machine collections, service charges, rental interruption insurance, and a fifteen percent (15%) administrative charge for common area expenses.

In addition, the Property Manager will be entitled to transition fees of up $2,500 for each Company Property managed, a construction fee equal to 6% of construction costs incurred, if any, and reimbursement of all expenses specifically related to the operation of a Company Property, including compensation and benefits of property management, accounting, lease administration, executive and supervisory personnel of the Property Manager, and excluding expenses of the Property Manager’s corporate and general management office and excluding compensation and other expenses applicable to time spent on matters other than the Company Properties.

The Property Management Agreement has an initial term ending October 1, 2018, with automatic renewal for successive one-year terms unless terminated 60 days prior to the end of a term or terminated for cause due to material breach of the agreement, fraud, criminal conduct or willful misconduct, insolvency or bankruptcy of the Property Manager.

The Company and the Parent each are sponsored, directly or indirectly, by AR Global Investments, LLC (the “Sponsor”). The Sponsor and its affiliates provide investment and advisory services to the Company and the Parent pursuant to written advisory agreements.

The foregoing summary description of the material terms of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached hereto as Exhibit 2.1 and is incorporated herein by reference. The representations and warranties in the Merger Agreement were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, or may have been used for the purpose of allocating risk between the parties. Accordingly, the representations and warranties in the Merger Agreement are not necessarily characterizations of the actual state of facts about the Company or the Parent at the time they were made or otherwise and should only be read in conjunction with the other information that the Company makes publicly available in reports, statements and other documents filed with the Securities and Exchange Commission (the “SEC”).

Item 1.02 Termination of a Material Definitive Agreement.

Concurrently with the execution of the Merger Agreement, the Company and the Company OP entered into a side letter agreement with the Advisor and the Parent, providing for, among other things, termination of the advisory agreement among the Company, the Company OP and the Advisor, subject to, and at, the date that the Merger becomes effective (the “Termination Agreement”).  The Termination Agreement will, pursuant to its terms, automatically terminate and be of no further force or effect if the Merger Agreement is terminated in accordance with its terms.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 6, 2016, the board of directors of the Company amended and restated the Company’s Bylaws to add an exclusive forum provision. The exclusive forum provision generally provides that, unless the Company consents in writing to the selection of an alternative forum, the courts of the State of Maryland in the jurisdiction in which the principal office (as defined in the Maryland General Corporation law (the “MGCL”)) of the Company is located shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach by any director, officer or other employee of the Company of a duty owed to the Company or the Company’s stockholders or of any standard of conduct set forth in the MGCL, (iii) any action asserting a claim arising pursuant to any provision of the MGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine (or as to (iv), if no state court of the State of Maryland has subject matter jurisdiction, the United States District Court for the District of Maryland), provided in each case that such court has personal jurisdiction over the indispensable parties named as defendants.

A copy of the Amended and Restated Bylaws is attached hereto as Exhibit 3.1 and is incorporated herein by reference. The foregoing summary description of the material terms of the Amended and Restated Bylaws does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended and Restated Bylaws.

Item 7.01 Regulation FD Disclosure.

Investor Presentation

The Company prepared an investor presentation with respect to the contemplated Mergers. Directors, officers and other representatives of the Company will present some or all of this investor presentation to various conferences and meetings in the coming months. A copy of the investor presentation is furnished as Exhibit 99.2 to this Current Report on Form 8-K. The investor presentation shall not be deemed “filed” for any purpose, including for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section. The information in this Item 7.01, including Exhibit 99.2, shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act regardless of any general incorporation language in the filing.

Press Release

On September 7, 2016, the Company issued a press release announcing the execution of the Merger Agreement and related information, a copy of which is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference. The press release shall not be deemed “filed” for any purpose, including for the purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that Section. The information in this Item 7.01, including Exhibit 99.1, shall not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act regardless of any general incorporation language in the filing.

Item 8.01 Other Events.

On September 6, 2016, in contemplation of the Merger, the Board determined to suspend the Company’s share repurchase program (the “SRP”). The SRP will be suspended effective as of September 8, 2016.

Additional Information about the Proposed Transaction and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed transaction, the Company expects to prepare and file with the SEC a joint proxy statement and the Parent expects to prepare and file with the SEC a registration statement on Form S-4 containing the joint proxy statement, a prospectus and other documents with respect to the Parent’s proposed acquisition of the Company. INVESTORS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors may obtain free copies of the registration statement, the joint proxy statement/prospectus and other relevant documents filed by the Company and the Parent with the SEC (if and when they become available) through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by the Company with the SEC are also available free of charge on the Company’s website at http://www.retailcentersofamerica.com/, and copies of the documents filed by the Parent with the SEC are available free of charge on the Parent’s website at http://americanfinancetrust.com/.

The Company and the Parent, and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in respect of the proposed transaction. Information regarding the Company’s directors and executive officers can be found in the Company’s definitive proxy statement filed with the SEC on April 29, 2016, as amended by the supplements to the proxy statement filed with the SEC on June 9, 2016 and July 22, 2016. Information regarding the Parent’s directors and executive officers can be found in the Parent’s definitive proxy statement filed with the SEC on April 29, 2016. Additional information regarding the interests of such potential participants will be included in the joint proxy statement/prospectus and other relevant documents filed with the SEC in connection with the proposed transaction if and when they become available. These documents are available free of charge on the SEC’s website and from the Company or the Parent, as applicable, using the sources indicated above.

Forward-Looking Statements

Information set forth in this Current Report on Form 8-K (including information included or incorporated by reference herein) contains “forward-looking statements” (as defined in Section 21E of the Exchange Act), which reflect the Company’s and the Parent’s expectations regarding future events. The forward-looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. These forward-looking statements include, but are not limited to, whether and when the transactions contemplated by the Merger Agreement will be consummated, the new combined company’s plans, market and other expectations, objectives, intentions, as well as any expectations or projections with respect to the combined company, including regarding future dividends and market valuations, and other statements that are not historical facts.

The following additional factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the ability to obtain regulatory approvals for the transaction and the approval by the Company’s stockholders and the Parent’s stockholders of the Merger; market volatility; unexpected costs or unexpected liabilities that may arise from the transaction, whether or not consummated; the inability to retain key personnel; continuation or deterioration of current market conditions; future regulatory or legislative actions that could adversely affect the companies; and the business plans of the tenants of the respective parties. Additional factors that may affect future results are contained in the Company’s and the Parent’s filings with the SEC, which are available at the SEC’s website at www.sec.gov. The Company and the Parent disclaim any obligation to update and revise statements contained in these materials based on new information or otherwise.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
2.1

Agreement and Plan of Merger, dated as of September 6, 2016, among American Finance Trust, Inc.,

American Finance Operating Partnership, L.P., Genie Acquisition, LLC, American Realty Capital – Retail

Centers of America, Inc. and American Realty Capital Retail Operating Partnership, L.P.*

3.1	Amended and Restated Bylaws of American Realty Capital — Retail Centers of America, Inc.
99.1	Press Release of American Realty Capital – Retail Centers of America, Inc., dated as of September 7, 2016
99.2	Investor Presentation, dated as of September 7, 2016

*Schedules omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish a supplemental copy of any omitted schedule to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Realty Capital – Retail Centers of America, Inc.

Date: September 7, 2016	By:	/s/ Edward M. Weil, Jr.
Edward M. Weil, Jr. Chief Executive Officer, President and Chairman of the Board of Directors